UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2015

SUNOCO LP

(Exact name of Registrant as specified in its charter)

Delaware	001-35653	30-0740483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 East Airtex Drive

Houston, Texas 77073

(Address of principal executive offices)

(832) 234-3600

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On April 30, 2015, each of Sam L. Susser, Marshall S. McCrea, Martin Salinas, Jr. and William P. Williams resigned from the board of directors (the “Board”) of Sunoco GP LLC (the “Company”), the general partner of Sunoco LP (the “Partnership”). Mr. Susser was Chairman of the Board at the time of his resignation. Matthew S. Ramsey was elected as Chairman of the Board on April 30, 2015. Each of Mr. Susser’s, Mr. McCrea’s, Mr. Salinas’ and Mr. Williams’ decision to resign as a director was not the result of any disagreement with the Partnership or any of its affiliates on any matter relating to the Partnership’s operations, policies or practices.

Appointment of Directors

On April 30, 2015, James W. Bryant and Richard D. Brannon were appointed to the Board by the sole member of the Company pursuant to the provisions of the Amended and Restated Limited Liability Company Agreement of the Company dated September 25, 2012, as amended. Mr. Brannon has been appointed to the Audit Committee of the Board.

Mr. Bryant’s and Mr. Brannon’s compensation for their services on the Board will consist of an annual retainer of $60,000 and an annual grant of phantom units under the Partnership’s Long-Term Incentive Plan (the “LTIP”). There is no arrangement or understanding between any of these newly elected directors and the Partnership or any other person pursuant to which such directors were elected. There are no relationships regarding Mr. Bryant or Mr. Brannon that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Appointment of Officers

On and effective as of April 29, 2015, the Board approved the appointments of Leta McKinley as Vice President, Controller and Principal Accounting Officer of the Company, Cynthia A. Archer as Executive Vice President and Chief Marketing Officer of the Company, Blake Heinemann as Executive Vice President, Operations East of the Company, and R. Brad Williams as Executive Vice President, Operations West of the Company.

Ms. McKinley has served as Vice President and Controller of the Company since March 2014. Immediately prior to joining the Company, she served as Controller, Water Management US, for Rockwater Energy Solutions. Prior to that, she spent 10 years working with a variety of public and private companies as a financial consultant. She also spent 10 years in public accounting as Staff and Senior Auditor at Grant Thornton and Manager and Senior Manager at KPMG. Ms. McKinley holds a CPA license and earned her MSA and BBA from the University of North Texas. Ms. McKinley is 50 years old.

Ms. Archer previously served as Senior Vice President of Marketing of the Company from 2013-2014 and Vice President of Marketing and Development at Sunoco, Inc. (“Sunoco”) from 2001-2012. Prior to joining Sunoco in 2001, Ms. Archer held executive positions at Williams-Sonoma, Inc. and Consolidated Rail Corporation. Sunoco is an affiliate of the Company. Ms. Archer holds a B.A. in English Literature from Bryn Mawr College and an M.B.A. from Harvard Business School. Ms. Archer is 61 years old.

Mr. Heinemann joined Sunoco in March 1997 as Company-Operations Division Manager and has over 30 years’ experience in the retail petroleum and convenience store industry. Prior to joining Sunoco, Mr. Heinemann had both line and staff experience at Ultramar Corporation, Amerada Hess Corporation and Mobil Oil Corporation. Mr. Heinemann has a B.S. in Business Administration from California State University and an MBA from Loyola Marymount University. Mr. Heinemann is 61 years old.

Mr. Williams previously served as Senior Vice President of Operations and Real Estate for Stripes, LLC from September 2014 to April 2015. Mr. Williams previously held the position of Vice President of New Business

Development and Real Estate at Sunoco from March 2014 to September 2014, and Chief Operating Officer at Mid-Atlantic Convenience Stores, LLC (“MACS”) from February 2012 to March 2014. MACS was acquired by the Partnership in October 2014. Mr. Williams has more than 25 years of experience in the retail petroleum, convenience store, foodservice and restaurant industries. Prior to joining MACS, Mr. Williams spent over 13 years at The Pantry, Inc. and served in various executive level positions including Senior Vice President of Operations from 2008 to 2011. Mr. Williams received his Bachelor’s degree in Business Administration from Texas Christian University. Mr. Williams is 45 years old.

Each of Ms. McKinley, Ms. Archer, Mr. Heinemann and Mr. Williams will receive salary and benefits, and will participate in the Partnership’s LTIP, in accordance with Partnership practice, at levels commensurate with their employment position. In addition, each will be eligible to participate in other benefit programs available to employees generally, including life, disability, medical, vision, and dental insurance and vacation benefits. The Partnership will reimburse Energy Transfer Partners, L.P. and its affiliates for the portion of compensation amounts paid to each of Ms. McKinley, Ms. Archer, Mr. Heinemann and Mr. Williams based on the amount of their time allocated to the business of the Partnership.

Ms. McKinley, Ms. Archer, Mr. Heinemann and Mr. Williams were not appointed pursuant to any arrangement or understanding with any other person.

Ms. McKinley, Ms. Archer, Mr. Heinemann and Mr. Williams have no family relationships with any director or executive officer of the Company and have no interest in any relationships or related person transactions with the Company, or the Partnership, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LP

	By:	Sunoco GP LLC,
its general partner

By:
Date: May 5, 2015

/s/ Clare McGrory
Clare McGrory
Executive Vice President and Chief Financial Officer